Exhibit 5.1

January 11, 2019

BioTime, Inc.

1010 Atlantic Avenue

Suite 102

Alameda, California 94501

Ladies and Gentlemen:

We have represented BioTime, Inc., a California Corporation (“BioTime”), in connection with a registration statement on Form S-4 (the “Registration Statement”), to be filed by BioTime on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement provides for the registration by BioTime of up to 41,949,710 shares (the “BioTime Common Shares”) of BioTime’s common stock, par value $0.0001 per share, to be issued upon consummation of the merger (the “Merger”) of Patrick Merger Sub, Inc., a Delaware corporation, and a wholly owned subsidiary of BioTime (“Merger Sub”), with and into Asterias Biotherapeutics, Inc., a Delaware corporation (“Asterias”), with Asterias surviving the merger as a wholly owned subsidiary of BioTime, pursuant to that certain Agreement and Plan of Merger, dated as of November 7, 2018, by and among BioTime, Merger Sub, and Asterias (the “Merger Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement in the form to be filed with the Commission on the date hereof, the Merger Agreement, BioTime’s Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of BioTime and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the laws of the State of California. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

In rendering this opinion, we have assumed that prior to the issuance of any of the BioTime Common Shares that all other approvals for the issuance of the BioTime Common Shares referred to in the Registration Statement have become effective and that no shares of capital stock of BioTime are issued or commitments to issue capital stock made by BioTime prior to effectiveness of the Merger Agreement, other than as expressly permitted by the Merger Agreement.

Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111-5800
t: (415) 693-2000 f: (415) 693-2222 cooley.com CHange to Palo Alto since either tali or glen will sign

BioTime, Inc.

January 11, 2019

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the BioTime Common Shares, when the Registration Statement has been declared effective and the BioTime Common Shares have been issued and paid for in the manner contemplated by, and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder. This opinion speaks only as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Sincerely,

Cooley LLP

/s/ Cooley LLP

Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111-5800
t: (415) 693-2000 f: (415) 693-2222 cooley.com